Exhibit 10.7

ADVISORY SERVICES AND MONITORING AGREEMENT

This Advisory Services and Monitoring Agreement (this “Agreement”) is entered into as of November 10, 2006, by and among GPS CCMP ACQUISITION CORP. (the “Company”), GENERAC ACQUISITION  CORP. (“Holding”), GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (“Generac”), CCMP CAPITAL ADVISORS, LLC (“Capital Advisors”), and CCMP CAPITAL ASIA PTE. LTD. (“CCMP Asia Pte.”) and CCMP CAPITAL ASIA CONSULTING COMPANY LTD. (“CCMP Asia Consulting”, together with CCMP Asia Pte., “CCMP Asia”; and together with CCMP Asia Pte. and Capital Advisors, “CCMP”).

WHEREAS, the Company and Holding acquired all of the issued and outstanding capital stock of Generac on November 10, 2006 pursuant to an Agreement and Plan of Merger, dated September 13, 2006, by and among the Company, Generac Power Systems, Inc., a Wisconsin corporation (“Merger Sub”), and Generac (the “Acquisition”);

WHEREAS, in connection with the Acquisition, Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting (together with any investment funds managed or advised by any of them, the “Funds”) provided advice and analysis including assistance with due diligence and other investigatory matters to the Company, Holding and Merger Sub related to Generac and the industry in which it operates, advice with respect to senior debt facilities and related arrangements for the debt financing of the Acquisition, advice with respect to the syndication of equity funding with respect to the Acquisition, and other ancillary matters in respect thereof (collectively, “Advisory Services”);

WHEREAS, each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting has a staff specially skilled in corporate finance, strategic corporate planning, and other management skills and advisory and business monitoring services (the “Management Professionals”);

WHEREAS, each of the Company, Holding and Generac (collectively, the “Company Group”) will require such skills and services from Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting in connection with their business operations and execution of their strategic plan, and the members of the Company Group desire to engage Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting utilize such skills and perform such services; and

WHEREAS, each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting is willing to and shall provide the Management Services (as hereinafter defined) to each of the members of the Company Group, and in connection therewith, may make available to the members of the Company Group, the Management Professionals.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.

“Shareholders Agreement” means the Shareholders Agreement, dated the date hereof, by and among the Company, CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman), L.P., AOF II Employee Co-Invest Fund, L.P.  Asia Opportunity Fund II, L.P., CCMP Generac Co-Invest, L.P., the management shareholders party thereto and the other parties from time to time party thereto, as the same may be amended from time to time.

2.                                      Appointment; Management Services.

(a)                                  Each of the Company, Holding and Generac hereby appoints each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting, or their respective designees, as its financial advisors with respect to the following services (the “Management Services”) (and each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting agrees to perform the Management Service, to the extent appropriate and requested by any member of the Company Group):  (i) assisting each of the Company, Holding and Generac in analyzing their operations and historical performance; (ii) assisting each of the Company, Holding and Generac in analyzing future prospects; (iii) assisting each of the Company, Holding and Generac with respect to future proposals for tender offers, acquisitions, sales, mergers, financings (other than with respect to any registered public offering of any securities of the Company or Generac), exchange offers, recapitalizations, restructurings or other similar transactions; and (iv) providing financial and business monitoring services, including with respect to assisting each of the Company, Holding and Generac in preparing a strategic plan.

(b)                                 None of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting, nor any of their respective designees, makes any representations or warranties, express or implied, in respect of the services to be provided by any of them or their designee hereunder.  In no event shall any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting or their respective affiliates be liable to any of the Company, Generac or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting or their respective designee (as applicable) as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c)                                  Each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting shall perform the Management Services, and shall devote such time and efforts to the performance of such Management Services contemplated hereby as it deems reasonably necessary or appropriate (including, without limitation, by making the Management Professionals employed or engaged by it available in connection therewith); provided, however, that no minimum number of hours shall be required to be devoted by any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting on a weekly, monthly, annual or other basis.  The Company, Holding and Generac acknowledge that the Management Services to be performed by any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting are not exclusive to the members of the Company Group and that any of them may render similar services to other persons and entities.

3.                                      Term and Termination.

(a)                                  This Agreement shall continue in full force and effect for a term of five (5) years.  Prior to the expiration of the term of this Agreement, and provided that the members of the Company Group and CCMP shall discuss and consider, in good faith, the renewal of this Agreement on terms mutually acceptable to each of the parties hereto; provided, however, that this Agreement may only be renewed by written agreement of each of the parties hereto, and in such case, only upon the consent or approval of a majority of Independent Directors (as defined in the Shareholders Agreement) of the Company.

(b)                                 This Agreement (i) may be terminated by Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting (acting together) at any time prior to the consummation of an IPO (as such term is defined in the Shareholders Agreement), (ii) shall terminate automatically upon the consummation of an IPO, (iii) shall be terminated if, following a material breach of this Agreement by any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting, both (x) CCMP shall have failed to cure such breach within 30 business days after receipt of written notice thereof from the Company, and (y) during the continuation of any such breach (and prior to any cure, waiver or satisfaction thereof), a majority of Independent Directors (as defined in the Shareholders Agreement) of the Company shall elect to terminate this Agreement, or (iv) shall terminate automatically on the date that CCMP and all of the Funds cease to own at least 25% of the voting capital stock of the Company owned by CCMP and the Funds on the date hereof.

(c)                                  Upon any termination of this Agreement, Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting will be entitled to prompt payment of all fees (including under Sections 3(b) and 4) and reimbursement of all out-of-pocket expenses as described herein.  No termination of CCMP’s engagement hereunder shall affect any of the Company’s or Generac’s obligations under this Agreement, including, without limitation, each of the Company’s or Generac’s indemnity obligations as set forth herein.

(d)                                 The terms and provisions of Sections 5, 6 and Annex A shall survive any termination of this Agreement.

4.                                      Payment of Fees.

(a)                                  In consideration of the Advisory Services provided by Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting in connection with the transactions related to the consummation of the Acquisition, and subject to the terms of

Section 4(a)(i) and (ii) below), the Company, Holding and Generac, jointly and severally, agree to pay to CCMP a one-time transaction fee equal to $30,000,000, which shall be payable as follows:

(i)                                     an amount equal to $15,000,000 ($11,250,000 of which shall be for the benefit and account of Capital Advisors, $2,750,000 of which shall be for the benefit and account of CCMP Asia Pte and $1,000,000 of which shall be for the benefit and account of CCMP Asia Consulting) shall be payable to CCMP upon the consummation of the Acquisition; and

(ii)                                  in the event that, during any fifteen (15) consecutive day period after January 1, 2007, the Net Liquidity Amount is greater than $180,000,000, then the Company, Holding and Generac, jointly and severally, shall promptly pay to CCMP an aggregate amount equal to $15,000,000 ($11,250,000 of which shall be for the benefit and account of Capital Advisors, $2,750,000 of which shall be for the benefit and account of CCMP Asia Pte and $1,000,000 of which shall be for the benefit and account of CCMP Asia Consulting).  Upon the first payment of the amount set forth in this Section 4(a)(ii), the provisions of this Section 4(a)(ii) shall cease to have any further force or effect, and neither the Company nor Generac shall have any further obligation to make any subsequent payments hereunder.

For purposes of this Section 4(a):

“Net Liquidity Amount “ means, at any time, an amount equal to the sum of: (a) the positive difference (if any) between (i) the maximum aggregate principal amount that may be borrowed under any revolving credit or other similar credit facility under the First Lien Facility, and (ii) the aggregate principal amount of loans outstanding under such revolving credit or other similar credit facility, plus (b) the aggregate amount of cash and cash equivalents (determined in accordance with United States generally accepted accounting principles) held, at such time, by the Company, Holding and Generac (determined on a consolidated basis), plus (c) the aggregate amount of principal payments made by Holding or Generac under or in respect of any term loan or other similar credit facility under the First Lien Credit Facility or the Second Lien Credit Facility, from and after the date hereof.

“First Lien Facility” means the Credit Agreement, dated as of November 10, 2006, among Generac (as successor by merger to Merger Sub), Holding, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as administrative agent, and the other agents named therein (as the same may be amended, modified, restated or refinanced from time to time).

“Second Lien Facility” means the Credit Agreement, dated as of November 10, 2006, among Generac (as successor by merger to Merger Sub), Holding, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named therein (as the same may be amended, modified, restated or refinanced from time to time).

(b)                                 In consideration of Capital Advisors’, CCMP Asia Pte.’s and CCMP Asia Consulting’s performance of the Management Services and agreements to make the Management Professionals available in connection therewith, the Company, Holding and Generac, jointly and severally, agree to pay to CCMP, a quarterly advisory fee in an amount equal to $125,000 ($93,750 of which shall be for the benefit and account of Capital Advisors, $22,917 of which shall be for the benefit and account of CCMP Asia Pte and $8,333 of which shall be for the benefit and account of CCMP Asia Consulting) (the “Quarterly Fee”), payable on the first business day of each calendar quarter (January 1, April 1, July 1 and September 1), and upon the termination of this Agreement, the final installment shall be paid on the effective date of such termination and prorated for any final period consisting of less than ninety (90) days; provided, that the first Quarterly Fee shall be paid on January 1, 2006, in a pro-rated amount to reflect the period from November 10, 2006, through December 31, 2006, and shall be divided among Capital Investors, CCMP Asia Pte. and CCMP Asia Consulting in the same proportion as the other Quarterly Fees shall be divided between such persons in accordance with the terms and provisions above.

(c)                                  All payments and reimbursements made pursuant to Sections 3, 4 and 5 will be paid by wire transfer of immediately available U.S. Dollars to the accounts specified by Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting in writing to the Company, Holding and Generac.

(d)                                 Any payments required to be made to any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting shall, upon the written request of such person to Company, Holding and Generac, be made to such person’s designee, as set forth in such notice.

5.                                      Expenses; Indemnification.

(a)                                  Expenses.  In addition to the compensation to be paid pursuant to Sections 3(b), 4(a), (b) and (c) above, promptly upon request by any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting from time to time, the Company, Holding and Generac agree, jointly and severally, to reimburse Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting (as applicable) for (i) all reasonable out-of-pocket expenses incurred by each director appointed to the board of directors of any member of the Company Group in connection with attending regular and special meetings of such board of directors and any committee thereof and (ii) all reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder to any member of the Company Group, including, without limitation, the reasonable fees and disbursements of their legal counsel, if any, and of any other advisors retained by any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting, in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement or otherwise resulting from or arising out of this engagement.

(b)                                 Indemnification.  As Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting will be acting on behalf of each of the Company, Holding and Generac in connection with its engagement hereunder, and as further consideration for such CCMP’s services hereunder, each of the Company, Generac, Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting agree to the indemnity provisions and other matters set forth in Annex A hereto, which Annex A is incorporated herein by reference and made an integral part hereof.

6.                                      No Exclusive Duty to the Company Group.  In recognition that (i) each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting currently has, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting (as applicable) may serve as an advisor, consultant or in some other capacity, (ii) each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting may have a myriad of duties to various investors and partners, (iii) each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting (or one or more affiliates, associated investment funds or portfolio companies) may engage in the same or similar activities or lines of business as the Company or Generac and may have an interest in the same areas of corporate opportunities, (iv) the Company, Holding and Generac will derive certain benefits hereunder and (v) each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting, in connection with its endeavors to fully to satisfy its duties, may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this Section 6 are set forth to regulate, define and guide the conduct of certain affairs of the Company, Holding and Generac as they may involve each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting.

(a)                                  Each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting shall have the right:

(i)                                     to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company, Generac or their subsidiaries or affiliates),

(ii)                                  to directly or indirectly do business with any client or customer of the Company, Generac or their subsidiaries or affiliates,

(iii)                               to take any other action that it believes in good faith is necessary or appropriate to fulfill its duties and obligations, and

(iv)                              not to communicate or present potential transactions, matters or business opportunities to the Company, Generac or their subsidiaries or affiliates, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b)                                 None of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting nor any of its affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company, Generac or any of their affiliates or to refrain from any actions specified in Section 6(a), and the Company, Holding and Generac, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting or any of its affiliates to act in a manner inconsistent with the provisions of Section 6(a).

(c)                                  None of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting nor any of its affiliates shall be liable to the Company, Generac or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 6(a) or its or its affiliates’ participation therein.

7.                                      Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of the parties hereto.  No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.                                      Miscellaneous.

(a)                                  Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)                                 Consent to Jurisdiction.  Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York.  Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 13 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 13 does not constitute good and sufficient service of process.  The provisions of this Section 8(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

(c)                                  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

(d)                                 Authority to Enter Agreement.  Each party to this Agreement represents and warrants to the other parties hereto that it has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby, that this Agreement has been duly and validly authorized by all necessary action on the part of such party and that when duly executed and delivered by such party, this Agreement shall constitute a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms.

9.                                      Independent Contractor.  The parties agree and understand that each of Capital Advisors, CCMP Asia Pte. and CCMP Asia Consulting is and shall act as an independent contractor of each of the Company, Holding and Generac in the performance of its duties hereunder.  None of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting is, and in the performance of their respective duties hereunder will not hold themselves out as, employees, agents or partners of any of the Company or Generac.

10.                               Information.  Each of the Company, Holding and Generac shall furnish and make available to CCMP all financial and other information as CCMP deems appropriate in connection with the performance of the services contemplated by this engagement and, in connection therewith, will provide CCMP with reasonable access to its officers, directors, employees, agents, accountants, counsel and other representatives.  Each of the Company, Holding and Generac acknowledges and confirms that CCMP (i) will rely solely on such information and information that is available from public sources in the performance of the services contemplated by this Agreement without assuming any responsibility for independent investigation or verification thereof, (ii) assume no responsibility for the accuracy or completeness of such information or any other information regarding the Company or Generac and (iii) will not make any appraisal of any assets of the Company or Generac.

11.                               Confidentiality.  No advice rendered by CCMP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without CCMP’s prior written consent.  To the extent consistent with legal requirements, all information given to one party of this Agreement (the “Recipient Party”) by another party (the “Providing Party”), including, without limitation, this Agreement, unless publicly available or otherwise available to the Recipient Party without restriction or breach of any confidentiality agreement, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person for any purpose other than those contemplated by this Agreement.  Each party hereto shall be responsible for violations of its respective agents and advisors of the obligations set forth in this Section 11.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the services to be provided hereunder, shall not apply to the tax structure or tax treatment of the transactions subject to the services to be provided hereunder, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transaction subject to the services to be provided hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

12.                               Merger/Entire Agreement.  This Agreement and the other agreements referred to herein (including, without limitation, the Shareholders

Agreement), contain the entire understanding of the parties with respect to the specific subject matter hereof and supersede any prior communication or agreement with respect thereto.

13.                               Notice.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

If to any of the Company or Generac, to:

GPS CCMP Acquisition Corp.

c/o CCMP Capital Advisors, LLC

245 Park Avenue, 16th Floor

New York, NY  10167

Attention:  Stephen Murray

If to CCMP, to:

CCMP Capital Advisors, LLC

245 Park Avenue

16th Floor

New York, New York 10167

Attn:  Stephen Murray

Facsimile:  (917) 464-9200

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

14.                               Severability.  If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15.          Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

16.          Descriptive Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

17.          Prevailing Party.  If any legal action or other proceedings is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

18.          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of any of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting, any member of the Company Group or any of their respective affiliates shall have any liability for any obligations or liabilities of Capital Advisors, CCMP Asia Pte. or CCMP Asia Consulting, any member of the Company Group or any of their respective affiliates under this Agreement or for any claim based on, in respect of, or by reason of, the transactions or other matters contemplated hereby.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer or representative as of the date first above written.

GPS CCMP ACQUISITION CORP.

By:	/s/ Mark McFadden
	Name:	Mark McFadden
	Title:	Assistant Secretary

GENERAC ACQUISITION CORP.

By:	/s/ Mark McFadden
	Name:	Mark McFadden
	Title:	Assistant Secretary

GENERAC POWER SYSTEMS, INC.

By:	/s/ William Treffert
	Name:	William Treffert
	Title:	Chief Executive Officer

CCMP CAPITAL ADVISORS, LLC

By:	/s/ [ILLEGIBLE]
Name:
Title:

CCMP CAPITAL ASIA PTE. LTD.

By:	/s/ Stephen King
	Name:	Stephen King
	Title:	Partner

CCMP CAPITAL ASIA CONSULTING COMPANY LTD.

By:	/s/ Simon Bell
	Name:	Simon Bell
	Title:	Director

ANNEX A

This Annex A is a part of and is incorporated into that certain Advisory Services and Monitoring Agreement (the “Agreement”) dated November 10, 2006, by and among GPS CCMP ACQUISITION CORP. (“Parent”), GENERAC ACQUISITION  CORP. (“Holding”), GENERAC POWER SYSTEMS, INC. (together with Holding and Parent, the “Companies”), CCMP Capital Advisors, LLC (“Capital Advisors”) and CCMP CAPITAL ASIA PTE. LTD. and CCMP CAPITAL ASIA CONSULTING COMPANY LTD. (collectively, “CCMP Asia”, and together with Capital Advisors, the “Sponsors”).

In further consideration of the engagement by each of the Companies of the Sponsors to act in the capacities set forth in the Agreement, in the event that Sponsors or any affiliates, the directors, officers, partners, agents or employees of any Sponsor, or any of their respective affiliates, or any other person controlling any Sponsor or any of their respective affiliates (collectively, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of such Company or any other member of the Company Group, in connection with or as a result of the Agreement or any matter referred to in the Agreement, the Companies will reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this Annex or the Agreement) incurred in connection therewith as such expenses are incurred.  The Companies shall also, jointly and severally, indemnify and hold harmless any Indemnified Person from and against, and the Companies agree that no Indemnified Person shall have any liability to any such Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of the Agreement or the Sponsors’ performance thereof, except that this provision shall not apply to any Losses that are finally determined by a court or arbitral tribunal to have resulted primarily from the bad faith or gross negligence of the Sponsors.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, the Companies agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Companies, on the one hand, and by the Sponsors, on the other hand, with respect to the Agreement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Companies, on the one hand, and the Sponsors, on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by the Sponsors from each of the Companies in connection with the Agreement.  Relative benefits to the Companies, on the one hand, and to the Sponsors, on the other hand, with respect to the Agreement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by each of the Companies in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to (ii) all fees actually received by the Sponsors in connection with the Agreement.  Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Companies to the Sponsors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Upon receipt by an Indemnified Person of actual notice of any pending or threatened action claim, suit, investigation or proceeding (an “Action”) against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Companies in writing; provided that failure to so notify the Companies shall not relieve the Companies from any liability which the Companies may have on account of this indemnity or otherwise, except to the extent the Companies shall have been materially prejudiced by such failure.  The Companies shall, if requested by a Sponsor, assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Sponsor.  Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless:  (i) one of the Companies has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Companies, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Companies.  No Company will, without the prior written consent of the Sponsors, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party therein) unless the Companies have given the Sponsors reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such Action.  No Company will permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent.  No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Companies’ prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange,

dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Companies set forth herein, the Companies will promptly notify the Sponsors in writing thereof and, if requested by the Sponsors, shall arrange in connection therewith alternative means of providing for the obligations of the Companies set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions satisfactory to the Sponsors.

Each of the Companies’ obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.  Each of the Companies acknowledges that in connection with the Agreement, the Sponsors are acting as independent contractors and not in any other capacity with duties owing solely to the Companies.  This Annex and any other agreements relating to the Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York and the respective appellate courts thereof.  Notwithstanding the foregoing, solely for the purpose of enforcing each of the Companies’ obligations hereunder, each of the Companies consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this agreement is brought by or against any Indemnified Person.  THE SPONSORS HEREBY AGREES, AND EACH OF THE COMPANIES HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, THE SPONSORS’ PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this agreement shall apply to the services provided to each of the Companies by the Sponsors (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Agreement.  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.